UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2013

QUICKSILVER RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14837 (Commission File Number)	75-2756163 (IRS Employer Identification No.)

801 Cherry Street
Suite 3700, Unit 19
Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 665-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry Into a Material Definitive Agreement.

On March 28, 2013, Quicksilver Resources Inc. (“Quicksilver”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with TG Barnett Resources LP, a subsidiary of Tokyo Gas Co., Ltd. (the “Buyer”), to sell an undivided twenty-five percent (25%) of Quicksilver's oil and gas assets located in the Fort Worth Basin in Texas (the “Assets”) for a cash purchase price of $485,000,000.  The purchase price, which is payable at closing, is subject to customary purchase price adjustments.

The transaction contemplated by the Purchase Agreement is expected to close on April 30, 2013, subject to the satisfaction or waiver of customary closing conditions. Title to the Assets will be transferred at the closing, but certain associated financial benefits and burdens will be transferred effective as of September 1, 2012.

The Purchase Agreement contains customary representations, warranties, covenants and indemnification obligations.  The Purchase Agreement may be terminated prior to the closing under certain circumstances, including (a) material breach of representations and warranties and (b) if the sum of the value of (i) undisputed and uncured title defects and environmental defects; (ii) assets subject to certain consents that are not obtained; (iii) assets subject to unwaived preferential rights to purchase and (iv) casualty loss exceeds $48.5 million.

On March 29, 2013, Quicksilver issued a press release announcing the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated March 29, 2013

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICKSILVER RESOURCES INC.

By:	/s/ John C. Regan
John C. Regan
Senior Vice President - Chief Financial Offer and Chief Accounting Officer

Date: March 29, 2013

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated March 29, 2013